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                                                                     Exhibit 99


                              INTERMET CORPORATION
                        5445 Corporate Drive, Suite 200
                              Troy, MI 48098 2683
                             Phone: (810) 952-2500
                              Fax: (810) 952-2501

[INTERMET LOGO]

                                      November 18, 1996
                                      For IMMEDIATE Release
                                      Contact: James W. Rydel, Intermet
                                               (810) 952-2500
                                               Mark E. Brody, Sudbury
                                               (216)464-7026 x 125

Intermet Corporation and Sudbury, Inc. Enter Into Definitive Merger Agreement.

Detroit, Michigan, November 18, 1996 - Intermet Corporation (Nasdaq: INMT) and Sudbury, Inc. (Nasdaq: SUDS) announced today they have entered into a definitive merger agreement whereby Intermet will acquire all of the outstanding shares of Sudbury common stock for $12.50 per share in cash. Sudbury has approximately
15.6 million shares outstanding on a fully diluted basis; 4.2 million shares are represented by stock options and participation certificates. Under the merger agreement, a wholly owned subsidiary of Intermet will promptly commence a cash tender offer for all shares of Sudbury common stock at $12.50 per share in cash. Following the tender offer, the Intermet subsidiary would be merged into Sudbury and holders of any remaining Sudbury common stock would receive the same consideration.

The combined company, with estimated annual sales of $845 million, is a major supplier of castings to original-equipment manufacturers (OEMs) of automobiles, light trucks and commercial highway vehicles in the U.S. and overseas. Intermet's goal is to continue its leadership in meeting the increasingly global sourcing and productivity requirements of its customers.

Commenting on the acquisition, John Doddridge, Chairman and CEO of Intermet stated, "The combination of the two companies will provide greater strength to serve our customers with added technical support and flexibility. Sudbury has turned into a solid performer and most of Sudbury's products are complementary to Intermet's products. Sudbury shares a similar corporate culture and operating philosophy which should help expedite the integration of our two companies."


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Jacques R. Sardas, Chairman, President and CEO of Sudbury, Inc. commented, "It has always been our mission and goal to maximize value for our stockholders. In light of that goal, Sudbury's Board of Directors believes this offer is fair and reasonable and in the best interests of our stockholders. Moreover, a stronger combined organization will emerge with excellent opportunities for growth. This transaction represents the culmination of what has been an exceptional turnaround of Sudbury We are proud of the Company that was built by our employees, each of whom should take pride in Sudbury's accomplishments." Consummation of the acquisition is conditioned, among other things, upon the tender of 7.8 million Sudbury shares and the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act.

Intermet is the largest independent ferrous casting foundry company in North America and reported sales for fiscal year 1995 of $542 million with over 90% of its sales to the vehicular industry. Detroit-based Intermet designs, manufactures and machines precision iron and aluminum parts for automotive and industrial markets in North America and Europe. The Company's ductile iron, gray Iron and lost foam aluminum castings are used in many makes of automobiles and light trucks, as well as industrial engine, marine, railroad, construction end municipal applications. Intermet employs more than 4,000 employees at nine operating locations worldwide.

Sudbury is a leading Tier I supplier of parts and services to OEMs in the automotive industry. Sudbury also manufactures and supplies specialized products and services to other industrial sectors, including consumer durables and construction. In addition, Sudbury is a 35% stockholder in General Products Delaware Corporation, a supplier of metal products to the automotive industry. Through its five operating businesses which employ more than 2,300 employees, Sudbury is engaged in the manufacture of metal castings, precision machined components, cranes and specialty service vehicles and provides custom coating applications.

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(To participate in a conference call to be held at 1:30 p.m. E.S.T. on Tuesday,
November 19, call 1 (800)553-0326 to make a reservation. Ask for the Intermet press release.)